EXHIBIT 10.18
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This Agreement (the "Agreement") is entered between PETERSON'S, a division of
International Thomson Publishing, Inc., a Delaware corporation having its principal place of business located at 202 Carnegie Center, Princeton, New Jersey 08540 ("Peterson's") and CDKnet, LLC, a New York limited liability company having its principal place of business located at 250 West 57th Street, Suite 1101, New York, NY 10019 ("CDKnet") on this 19th day of March, 1999.

WHEREAS, Peterson's is in the business of providing information about institutions to prospective students and participants through various forms of media, including the Internet via its CollegeQuest web site ("CollegeQuest"); and

WHEREAS, CDKnet has developed a process based on its CDK(TM) (patent pending) technology (the "CDK Technology") which enables the integration of stereo audio, full screen TV quality video and seamless Internet Web browsing from a standard audio CD, which process has been adapted for the mass customization of CDs based on CDK Technology and known as CDKs ("CD-Live"); and

WHEREAS, Peterson's and CDKnet would like to enter into an affiliated marketing arrangement in order to provide custom CDKs to prospective students which would contain videos and information on participant-selected institutions, as well as to provide other Internet-based services to prospective students and participants (collectively, the "Campus Video Program") at a web site to be built at campusvideo.com, on the terms and conditions below,

NOW, THEREFORE,in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and such other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto agree as follows:

1. PROMOTION BY PETERSON'S. Peterson's agrees to promote, and provide a link on its relevant web sites, including CollegeQuest, to the Campus Video Program. Peterson's will promote and sell the Campus Video Program to institutions. Peterson's will provide to CDKnet video content received from participating institutions, which CDKnet will digitize, store and make available through its Campus Video web site. Peterson's will administer (i) its CollegeQuest site in accordance with Peterson's standard practices, and
     (ii) the associated Campus Video link, and maintain contact with participating institutions and new and prospective participants.

2. CDKNET RESPONSIBILITIES. CDKnet will provide the technology and service necessary to digitize and store the campus tour videos, receive videos submitted by institutions, secure authorization from Peterson's to digitize each video received through the Campus Video Program, process order requests received through the campusvideo.com site, charge the credit card provided by the user as payment, set up and replicate the CDK with the proper videos selected by the student, and send the completed CDK to the student.

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3.   PAYMENTS

     3.1. PAYMENTS BY END USER CONSUMERS. Fees paid for videos will be directed to a merchant account established and owned by Peterson's and identified as the "CollegeQuest/CDK Campus Video Program". Fees for videos will be established as set forth in Schedule A, "Consumer Fees".

     3.2. PAYMENTS BY PARTICIPATING INSTITUTIONS. Peterson's may collect from institutions participating in the Campus Video Program the following agreed-upon fees: (i) an initial program fee, the amount of which will be determined by Peterson's; (ii) an annual program renewal fee, the amount of which fee will be determined by Peterson's. This fee will be collected on the anniversary date of an institution's participation in the program; and (iii) a reprogramming charge, if an institution requires modifications to the video, the amount of which fee will be determined by Peterson's.

     3.3. PAYMENTS TO CDKNET. Peterson's will pay CDKnet according to the following schedule: (i) for initial program fees, Peterson's will pay CDKnet $500 for each new participating institution to cover costs associated with digitization, within 15 days after the close of the month in which Peterson's authorizes CDK to digitize a submitted video; (ii) for annual renewal fees. Peterson's will pay CDKnet $200 per institution continuing with the program, within 30 days of the institution's anniversary date, to cover costs associated with storage and continued service; (iii) for reprogramming charges, Peterson's will remit to CDKnet 50% of each such fee, subject to a minimum payment of $350 per video, within 15 days after the close of the month in which collection of the fee was made by Peterson's; (iv) for fees charged for the purchase of CDKs, Peterson's will pay CDKnet, within 15 days after the close of the month in which collection of the fee was made by Peterson's, an amount equal to $3.25 per disc for manufacturing plus the actual shipping and handling charged to CDK by a third-party shipping company and 40% of the remaining revenue, less any credits due to returns of defective merchandise, or other chargebacks; and (v) in the event Peterson's requests that CDKnet utilize a custom mailer for the CDKs provided by Peterson's, Peterson's will pay to CDKnet an agreed upon additional charge per CDK for the additional handling and shipping fees.

4. CUSTOMER RELATIONSHIPS. Customers of the Campus Video Program, whether they be institutions such as colleges and universities, end user consumers, or others, are customers of Peterson's. Peterson's shall retain exclusive right to market to and otherwise communicate with these customers. Notwithstanding this provision. CDKnet shall have the right to do business with any entity that is otherwise a customer of Peterson's, provided that the service provided to that entity is not competitive with the offerings of the Campus Video Program.

5.   OWNERSHIP OF CONTENT

     5.1. Peterson's shall be responsible for obtaining any rights, licenses, clearances, releases, or other permissions necessary to digitize and

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               distribute CDKs containing content provided to CDKnet pursuant to the Campus Video Program.

     5.2. Content provided to CDKnet for the purposes of digitization may be owned by Peterson's, an organization providing the content, or a third-party. Nothing in this Agreement shall be read to reassign ownership of such content.

6. WEB LINKS FROM EACH CDK. In addition to the selected videos, the Campus Video Program CDKs will be configured to contain Web links to one or more Peterson's sites, CDKnet (CD-Live), selected institutions, and other links as mutually agreed by Peterson's and CDK.

7. CONTENTS OF EACH CDK. Each CDK will contain college videos, as provided by Peterson's and selected by students, CDK Technology, and, as mutually agreed, software applications from third parties (e.g., Netscape Navigator).

8. PACKAGING. The packaging and discs for any such Campus Video Program CDKs will include trademarks and logos from CDKnet, companies from which CDKnet licenses enabling technology, and Peterson's.

9. USE OF TECHNOLOGY AND TRADEMARKS. Peterson's agrees that it will not, and will not permit or assist any other party to: (i) reverse engineer, disassemble or decompile all or any part of the CDK technology, or any copy thereof, or (ii) without the written approval of CDKnet, use any trademark or technology of CDKnet or CDKnet's licensors other than as expressly permitted herein. This section survives the expiration hereof.

10. USE OF CONFIDENTIAL INFORMATION. Each party acknowledges and agrees that in connection with this Agreement, one party may be given access to or come into possession of confidential information of the other party, which information may contain trade secrets, proprietary data or other confidential business or technical information. Each party acknowledges and agrees that it will not use, duplicate or divulge to others any such confidential information, including, without limitation, trade secrets, without first obtaining written permission from the other party. Upon request, all tangible embodiments of such confidential information shall be delivered to the requesting party after any termination or expiration of such program. This section survives the expiration hereof.

11.  INDEMNIFICATION

     11.1. Peterson's shall indemnify CDKnet against all claims and damages including without limitation reasonable attorneys' fees which CDKnet incurs as a result of any claims against CDKnet arising out of or related to the promotion of and video content collection for the Campus Video Program. Including whether such promotion and content collection infringe any copyright or proprietary right of any third party provided that (i) CDKnet notifies Peterson's promptly in writing of any such claim; (ii) Peterson's has sole conduct of the defense of such claim; and
               (iii) CDKnet's use of the promotion services and content collected by Peterson's as part of the

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               Campus Video Program has been in accordance with the restrictions imposed under this Agreement.

     11.2. CDKnet shall indemnify Peterson`s against all claims and damages including without limitation reasonable attorneys' fees which Peterson's incurs as a result of any claims against Peterson's arising out of or related to the CDK Technology utilized in the Campus Video Program, including whether CDK Technology infringes any copyright or proprietary right of any third party provided that (i) Peterson's notifies CDKnet promptly in writing of any such claim; (ii) CDKnet has sole conduct of the defense of such claim; and (iii) Peterson's use of the CDK Technology and Campus Video has been in accordance with the restrictions imposed under this Agreement.

     11.3. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, IN CONNECTION WITH THIS AGREEMENT. NEITHER PETERSON'S NOR CDKNET WILL IN ANY WAY BE LIABLE TO THE OTHER FOR ANY INDIRECT CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS RESULTING FROM OR RELATED TO THIS AGREEMENT.

     11.4. Peterson's will (i) make no false or misleading representations with regard to CDKnet, the CDK Technology or any CDK product,
               (ii) not publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising materials, and (iii) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the CDK technology that are inconsistent with information contained in the CDK packaging materials. This section survives the expiration hereof.

12   GENERAL

     12.1. NOTICES. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if hand delivered or delivered or mailed, certified or registered mail with postage prepaid or by a nationally recognized overnight courier, to the addresses of the parties shown in the preamble to the attention of the persons executing this Agreement in their respective behalf. For Peterson's, the notice will go to

                      Peterson's
                      202 Carnegie Center
                      Princeton, NJ 08540
                      ATTN: Vice President for Product Strategy

               For CDKnet, the notice will go to:

                      CDKnet

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                      250 West 57th Street, Suite 1101
                      New York, NY 10019
                      ATTN: Chief Executive Officer

               The date of receipt of hand delivered notices shall be the date of such action. The date of receipt of mailed or couriered notices shall be the date of delivery shown on postal service or courier service documentation. Either party shall promptly give written notice of any change of its address or addresses.

     12.2. TERM OF AGREEMENT. This Agreement, and the license granted hereunder, will remain in effect for two (2) years; provided, however, that either party may terminate this Agreement after one
               (1) year upon 90 days written notice.

     12.3. ASSIGNMENT. The rights and obligations of the each of the parties hereunder shall inure to the benefit of and shall be binding upon the successors and assignees of such party.

     12.4. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereof pertaining to the subject matter hereof, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

     12.5. CHANGES TO THIS AGREEMENT. The terms and conditions hereof may be changed only by an agreement in writing signed by the parties hereto.

     12.6. GOVERNING LAW. This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

     12.7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


For: CDKnet, LLC                                For: PETERSON'S,
                                                     A division of International
                                                     Thomson Publishing, Inc.


/s/ Ronald Leong  3/25/99
-------------------------                       -------------------------
Signature                                       Signature

Ronald Leong                                    Cristopher Maloney
Chief Executive Officer                         Vice President, Product Strategy

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Date: 3/25/99                                   Date: 3/25/99
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                                   SCHEDULE A

                                  Consumer Fees


Fees for CDKs and associated videos sold to end-users are as follows:

     o    CDK and initial video: $5.95

     o    Additional video: $2.95

     o    Shipping & Handling: $4.00















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